Exhibit 10.5

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SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is dated for reference purposes as of December 18, 2009, between I & G CARIBBEAN, INC., a Delaware corporation (“Landlord”), and ACCURAY INCORPORATED, a Delaware corporation (“Tenant”).

R E C I T A L S

A.            Landlord’s predecessor in title (MP Caribbean, Inc.) and Tenant entered into a certain Industrial
Complex Lease, dated as of July 9, 2003 (the “Original Lease”), as amended and supplemented by the following: First Amendment to Industrial Complex Lease, dated as of December 9, 2004 (the “First Amendment”); Second Amendment to Industrial Complex Lease, dated as of September 25, 2006 (the “Second Amendment”); Third Amendment to Industrial Complex Lease, dated as of January 16, 2007 (the “Third Amendment”); Fourth Amendment to Industrial Complex Lease, dated as of September 18, 2007 (the “Fourth Amendment”); Fifth Amendment to Industrial Complex Lease, dated as of April 1, 2008 (the “Fifth Amendment”) (the Original Lease, as so amended and modified, as amended hereby, and as the same may be further amended and modified in writing from time to time is referred to herein as the “Lease”). Under the terms of the Lease, Landlord leases to Tenant space which was specified in the Lease as containing 125,568 rentable square feet (the “Existing Premises”) described as 40,000 rentable square feet of space (the “Existing 1310 Premises”) in that certain building located at 1310 Chesapeake Terrace, Sunnyvale, California, and 32,576 rentable square feet of space (the “Existing 1314 Premises”) in that certain building located at 1314 Chesapeake Terrace, Sunnyvale, California (the building located at 1310 Chesapeake Terrace, Sunnyvale, California, and the building located at 1314 Chesapeake Terrace, Sunnyvale, California, are referred to collectively as the “1310-1314 Building”), and 52,992 rentable square feet of space (the “1315 Premises”) in that certain building located at 1315 Chesapeake Terrace, Sunnyvale, California (the “1315 Building”; the 1310-1314 Building and the 1315 Building are referred to herein individually as a “Building” and collectively as the “Buildings”), which are a part of the industrial complex commonly known as Caribbean Corporate Center.

B.            The Lease term as to the Existing 1310 Premises and Existing 1314 Premises (together, the “1310-1314 Premises” is scheduled to expire December 31, 2009. The Lease term as to the 1315 Premises is scheduled to expire May 31, 2010.

C.            The rentable area of the 1310-1314 Premises and 1310-1314 Building will increase by 1,362 square feet each as a result of Landlord’s Work (defined below).

D.            The parties desire to amend the Lease to provide for:

(i) the extension of the Lease term as to the 1310-1314 Premises;

(ii) the expansion of the Demised Premises to include space stipulated by the parties to contain 39,678 rentable square feet (the “1320 Premises”) in that certain building located at 1320 Chesapeake Terrace, Sunnyvale, California (the “1320 Building”), as such 1320 Premises is depicted on Exhibit A attached hereto;

(iii) the extension of the Lease term as to the 1315 Premises;

(iv) the increase in the rentable area of the Existing 1310-1314 Premises by 1,362 rentable square feet; and

(iv) certain other agreements,

all as set forth in and subject to the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

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1.             Capitalized Terms.  All capitalized terms which are not specifically defined in this Amendment and which are defined in the Lease will have the same meaning for purposes of this Amendment as they have in the Lease.

2.             Lease Term.

(a)           Subject to the terms and conditions set forth in this Amendment, the Lease term as to the 1310-1314 Premises is hereby extended to expire (the “1310-14-20 Lease Expiration Date”) on the last day of the period of 66 months commencing on the 1310-1314 Effective Date. For purposes hereof, the “1310-1314 Effective Date” means either (i) if Tenant executes and delivers this Amendment to Landlord by December 23, 2009: December 1, 2009; or (ii) if Tenant does not execute and deliver this Amendment to Landlord by December 23, 2009: January 1, 2010. The period beginning on the 1310-1314 Effective Date and expiring on the 1310-14-20 Lease Expiration Date is referred to herein as the “Revised Term”.

(b)           Subject to the terms and conditions set forth in this Amendment, the Lease term as to the 1315 Premises is hereby extended to expire on the later of September 30, 2010 and the day immediately preceding the 1320 Commencement Date (defined below). However, Tenant may, upon 30 days’ prior written notice to Landlord, request that Landlord extend the Lease term as to the 1315 Premises by up to three additional months beyond the later of such dates, in which event Landlord will not unreasonably refuse such request so long as Landlord has not leased all or a portion of the 1315 Premises to a third party (the expiration date of the Lease term as to the 1315 Premises, as the same may be so extended by mutual written agreement between the parties, is referred to herein as the “1315 Expiration Date”). Tenant will deliver to Landlord possession of the 1315 Premises, vacant, with all of Tenant’s furniture, trade fixtures, equipment, and other personal property removed, and otherwise in the condition required by the Lease, by the 1315 Expiration Date. Accordingly, (i) pursuant to Article 9.2 of the Original Lease, Landlord will not require Tenant to remove anchors or reinforcement existing as of the date hereof in the flooring in portions of the 1315 Premises which were installed by Tenant to accommodate Tenant’s permitted use so long as the same do not leave holes in the floor or cause the floor surface to be uneven; and (ii) Tenant will surrender the 1315 Premises in good condition (subject to the exceptions noted in Article 10.2 of the Original Lease), but Landlord will not require Tenant to remove leasehold improvements from the 1315 Premises.

(c)           The Lease term as to the 1320 Premises will commence (the “1320 Commencement Date”) on the 120th day after the date on which Landlord delivers to Tenant possession of the 1320 Premises, regardless of whether the Tenant Work (as defined in Exhibit B) is completed, but in no case shall the 120-day period begin before June 1, 2010. The Lease term as to the 1320 Premises will expire on the 1310-14-20 Lease Expiration Date.

3.             Expansion Premises.  Effective as of the 1320 Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the 1320 Premises. Landlord will use reasonable efforts to deliver possession of the 1320 Premises on or about June 1, 2010, but Landlord will have no liability to Tenant for failure to deliver possession of the 1320 Premises to Tenant by such date. Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Date Agreement in the form of Exhibit C attached. If Landlord makes such demand upon Tenant but Tenant fails to respond within 15 days, then Tenant will irrevocably be deemed to have agreed with Landlord as to the information set forth in the Commencement Date Agreement so delivered by Landlord to Tenant. Effective as of the 1310-1314 Effective Date, pursuant to Section 5(d), the rentable area of the 1310-1314 Premises is hereby deemed to be increased from 72,576 rentable square feet to 73,938 rentable square feet.

Tenant’s Proportionate Share of Common Area Charges during the Revised Term will be modified and calculated as follows:

(a)           1310-1314 Premises:  During the Revised Term, Tenant’s Proportionate Share of Common Area Charges with respect to the 1310-1314 Premises will be as follows:

(i)	Tenant’s Prorata Share of Building Common Area Costs (1310-1314 Building):	100.00%
(ii)	Tenant’s Prorata Share of Parcel Common Area Costs (1310-1314 Building parcel):	49.02%

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(iii)	Tenant’s Prorata Share of Industrial Complex Common Area Costs:	28.79%

(b)           1315 Premises.  Tenant’s Proportionate Share of Common Area Charges with respect to the 1315 Premises will be as follows through the 1315 Expiration Date:

(i)	Tenant’s Prorata Share of Building Common Area Costs (1315 Building):	100.00%
(ii)	Tenant’s Prorata Share of Parcel Common Area Costs (1315 Building parcel):	50.00%
(iii)	Tenant’s Prorata Share of Industrial Complex Common Area Costs:	20.63%

(c)           1320 Premises.  Beginning on the 1320 Commencement Date through the remainder of the Revised Term, Tenant’s Proportionate Share of Common Area Charges with respect to the 1320 Premises will be as follows:

(i)	Tenant’s Prorata Share of Building Common Area Costs (1320 Building):	100.00%
(ii)	Tenant’s Prorata Share of Parcel Common Area Costs (1320 Building parcel):	26.30%
(iii)	Tenant’s Prorata Share of Industrial Complex Common Area Costs:	15.45%

Tenant’s Proportionate Share of Common Area Charges will not be abated or reduced by or in connection with any abatement of minimum guaranteed rental pursuant to Section 4 below.

4.             Rental.

(a)           The minimum guaranteed rental due Landlord from Tenant in respect of the 1310-1314 Premises from and after the 1310-1314 Effective Date will be as follows:

Period	Minimum Guaranteed Rent / rsf / month	Annualized Minimum Guaranteed Rent	Monthly Installments of Minimum Guaranteed Rent
1310-1314 Effective Date through the day immmediately preceding the 1310-1314 Base Rent Re-Commencement Date	$0.00	$0.00	$0.00
1310-1314 Base Rent Re-Commencement Date through the last day of the first Revised Term Lease Year	$1.25	$1,109,070.00	$92,422.50
first day of the second Revised Term Lease Year through the last day of the second Revised Term Lease Year	$1.30	$1,153,432.80	$96,119.40
first day of the third Revised Term Lease Year through the last day of the third Revised Term Lease Year	$1.35	$1,197,795.60	$99,816.30
first day of the fourth Revised Term Lease Year through the last day of the fourth Revised Term Lease Year	$1.40	$1,242,158.40	$103,513.20
first day of the fifth Revised Term Lease Year through the last day of the fifth Revised Term Lease Year	$1.45	$1,286,521.20	$107,210.10
first day of the sixth Revised Term Lease Year through the 1310-14-20 Lease Expiration Date	$1.50	$1,330,884.00	$110,907.00

(b)         For purposes hereof, the “1310-1314 Base Rent Re-Commencement Date” means the first day of the 7th calendar month of the Revised Term. For purposes hereof, the term “Revised Term Lease Year” means a period of 12 consecutive months beginning on the 1310-1314 Effective Date or an anniversary thereof and ending on (and including) the day immediately preceding the following anniversary thereof during the Revised Term, except that (a) if the 1310-1314 Effective Date is not the first day of a calendar month, then the first Revised Term Lease Year will begin on the 1310-1314 Effective Date and end on (and include) the following anniversary of the last day of the calendar month in which the 1310-1314 Effective Date occurs, and each subsequent Revised Term Lease Year will mean a period of 12 consecutive months beginning on an anniversary of the first day of the calendar month immediately following the calendar month in which the 1310-1314 Effective Date occurs and ending on (and including) the day immediately preceding the following anniversary thereof during the Revised Term, and (b) the last Revised Term Lease Year will end on the last day of the Revised Term.

(c)           The minimum guaranteed rental due Landlord from Tenant in respect of the 1315 Premises from and after the 1310-1314 Effective Date will be as follows:

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Period	Minimum Guaranteed Rent / rsf / month	Annualized Minimum Guaranteed Rent	Monthly Installments of Minimum Guaranteed Rent
1310-1314 Effective Date through the last day of the 6th calendar month of the Revised Term	$1.25	$794,880.00	$66,240.00
First day of the 7th calendar month of the Revised Term through the earlier of the 1315 Expiration Date and last day of the 10th calendar month of the Revised Term	$0.00	$0.00	$0.00
If the 1315 Expiration Date occurs after the last day of the 10th calendar month of the Revised Term: first day of the 11th calendar month of the Revised Term through the 1315 Expiration Date	$1.25	$794,880.00	$66,240.00

(d)           The minimum guaranteed rental due Landlord from Tenant in respect of the 1320 Premises will be as follows:

Period	Minimum Guaranteed Rent / rsf / month	Annualized Minimum Guaranteed Rent	Monthly Installments of Minimum Guaranteed Rent
1320 Commencement Date through the day immediately preceding the 1320 Base Rent Commencement Date	$0.00	$0.00	$0.00
1320 Base Rent Commencement Date through the last day of the first Revised Term Lease Year	$1.25	$595,170.00	$49,597.50
first day of the second Revised Term Lease Year through the last day of the second Revised Term Lease Year	$1.30	$618,976.80	$51,581.40
first day of the third Revised Term Lease Year through the last day of the third Revised Term Lease Year	$1.35	$642,783.60	$53,565.30
first day of the fourth Revised Term Lease Year through the last day of the fourth Revised Term Lease Year	$1.40	$666,590.40	$55,549.20
first day of the fifth Revised Term Lease Year through the last day of the fifth Revised Term Lease Year	$1.45	$690,397.20	$57,533.10
first day of the sixth Revised Term Lease Year through the 1310-14-20 Lease Expiration Date	$1.50	$714,204.00	$59,517.00

(e)           For purposes hereof, the “1320 Base Rent Commencement Date”  means the first day of the calendar month after the calendar month in which the 1320 Commencement Date occurs, unless the 1320 Commencement Date is not the first day of a calendar month, in which case the 1320 Base Rent Commencement Date will be the 30th day after the 1320 Commencement Date.

(f)            During the Revised Term, Tenant will continue to pay Tenant’s Proportionate Share of Common Area Charges in accordance with Articles 6 and 7 of Original Lease, as amended, and pursuant to Section 3 above.

5.             Preparation and Condition of Premises.

(a)           1310-1314 Premises.  Except for Landlord’s Work (described below) and except as set forth in the Work Letter attached hereto as Exhibit B, pursuant to Article 3.1 of the Original Lease, during the Revised Term the 1310-1314 Premises are being leased “AS IS,” with Tenant accepting all defects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the 1310-1314 Premises (without limitation, Landlord makes no warranty as to the habitability, fitness, or suitability of the 1310-1314 Premises for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances). This Section 5(a) is subject to any contrary requirements under applicable law; however, in this regard Tenant acknowledges that it has been given the opportunity to inspect the 1310-1314 Premises and to have qualified experts inspect the 1310-1314 Premises prior to execution of this Amendment, and that Tenant has occupied and continues to occupy the 1310-1314 Premises as of the date of this Amendment.

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(b)           1315 Premises.  Pursuant to Article 3.1 of the Original Lease, during the portion of the Revised Term ending on the 1315 Expiration Date, the 1315 Premises are being leased “AS IS,” with Tenant accepting all defects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the 1315 Premises (without limitation, Landlord makes no warranty as to the habitability, fitness, or suitability of the 1315 Premises for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances). This Section 5(b) is subject to any contrary requirements under applicable law; however, in this regard Tenant acknowledges that it has been given the opportunity to inspect the 1315 Premises and to have qualified experts inspect the 1315 Premises prior to execution of this Amendment, and that Tenant has occupied and continues to occupy the 1315 Premises as of the date of this Amendment.

(c)           1320 Premises.  Landlord will deliver to Tenant possession of the 1320 Premises with the central building systems in good working condition, including the roof in watertight condition, mechanical, electrical, plumbing and roll up doors shall be in good working condition and operable as of the date of delivery of possession. Except for Landlord’s Work (described below) and except as set forth above in this Section 5(c) and in the Work Letter attached hereto as Exhibit B, pursuant to Article 3.1 of the Original Lease, during the portion of the Revised Term the 1320 Premises are being leased “AS IS,” with Tenant accepting all defects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the 1320 Premises (without limitation, Landlord makes no warranty as to the habitability, fitness, or suitability of the 1320 Premises for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances). Taking possession of the 1320 Premises by Tenant will be conclusive evidence as against Tenant that the 1320 Premises were in good and satisfactory condition when possession was so taken, except as otherwise expressly provided in this Section 5.

(d)           Landlord’s Work.  On the condition that Landlord receives all required governmental and regulatory permits and approvals, Landlord will perform the following work at Landlord’s cost on a one-time basis using building standard materials and methods (“Landlord’s Work”) before or upon the 1320 Commencement Date, subject to force majeure as described in Article 29.5 of the Original Lease: construct a new covered walkway bridge between and connecting the 1310-1314 Building to the 1320 Building. Such covered walkway bridge will allow access between such buildings on both floors, and will provide an unenclosed covering over a ground floor walkway between such buildings. Except as otherwise expressly set forth in this Amendment, pursuant to Section 3, Landlord’s Work will be deemed to increase the rentable area of the 1310-1314 Premises by 1,362 rentable square feet; the parties acknowledge that the rentable area of the 1320 Premises as set forth in this Amendment (i.e., 39,678 rsf) already takes into account an allocation of 1,362 rentable square feet attributable to such Landlord’s Work. The parties acknowledge that Tenant currently occupies the 1310-1314 Premises in which a portion of Landlord’s Work is to be performed. Tenant will reasonably cooperate with Landlord to accommodate performance of Landlord’s Work, and Landlord will reasonably cooperate with Tenant to minimize the disruption to Tenant’s operations caused by the performance of Landlord’s Work. However, Tenant will not be entitled to any abatement or reduction of rent by reason of any interruption to Tenant’s operations caused by the performance of Landlord’s Work, except for willful misconduct of Landlord or grossly negligent actions of the Landlord. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the 1310-1314 Premises during the performance of Landlord’s Work, the same being at Tenant’s sole risk, except for willful misconduct of Landlord or grossly negligent actions of the Landlord but in any event (including such willful misconduct and grossly negligent acts) subject to the waivers set forth in Article 16 of the Original Lease.

6.             Options to Renew. Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant (the “Renewal Option”), for two (2) additional periods of 60 months each (each, a “Renewal Term”, and together, the “Renewal Terms”). Each Renewal Term will be upon the same terms, covenants and conditions contained in the Lease, except (i) the rent abatement rights and leasehold improvement allowances granted under this Amendment will not apply to the Renewal Term; (ii) the Work Letter attached hereto will not apply to the Renewal Terms; (iii) Section 7 (Right of First Offer) will not apply during the Renewal Terms except that if Landlord does not offer the Additional Premises (as defined in Section 7) to Tenant during the Revised Term because the same did not become “available” (as described in Section 7), then Section 7 will apply during the first Renewal Term, and if Landlord does not offer the Additional Premises (as defined in Section 7) to Tenant during the period beginning on the first day of the Revised Term through the last day of the first Renewal Term because the

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same did not become “available” (as described in Section 7), then Section 7 will apply during the second Renewal Term; and (iv) minimum guaranteed rental due for such Renewal Term will be as set forth in this Section 6. Any reference in the Lease to the “Lease term” will be deemed to include the Renewal Term (for each Renewal Option exercised) and apply thereto, unless it is expressly provided otherwise. Tenant will have no renewal option beyond the aforesaid two 60-month periods.

(a)           The minimum guaranteed rental during the Renewal Term for the Demised Premises will be at a rate equal to the then Fair Market Rent (as defined in Exhibit D), and for a term equal or comparable to such Renewal Term. Tenant’s obligation to pay Tenant’s Proportionate Share of Common Area Charges in accordance with Articles 6 and 7 of Original Lease, as amended, and pursuant to Section 3 above, will continue during the Renewal Terms.

(b)           If Tenant exercises its Renewal Option, Landlord will grant to Tenant a leasehold improvement allowance equal to the Fair Market Allowance (as defined in Exhibit D), which Tenant may apply toward Tenant’s leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Demised Premises. All costs of such leasehold improvements in excess of such allowance will be borne by Tenant. Such leasehold improvements will be performed by Tenant, and such allowance will be disbursed by Landlord, subject and pursuant to Landlord’s then standard form of work letter under which Tenant performs the work using an allowance, which work letter will be prepared by Landlord and substantially comparable to the Work Letter attached hereto as Exhibit B. Except as otherwise expressly set forth in this Section, Tenant will be deemed to have accepted the renewed Demised Premises in “as-is” condition as of the commencement of such Renewal Term, and except as otherwise expressly set forth in this Section, Landlord will have no additional obligation to improve, renovate or remodel the Demised Premises or any portion of the 1310-1314 Building or 1320 Building or provide any allowance therefor as a result of Tenant’s exercise of its option to renew. Taking into account Tenant’s creditworthiness, Landlord may require a security deposit or an increase in any existing security deposit before disbursing any such allowance.

(c)           As to the first Renewal Option, Tenant may deliver an initial nonbinding notice to Landlord (“Tenant’s Renewal Inquiry Notice”) within the time set forth below, in which Tenant requests Landlord’s determination of Fair Market Rent and Fair Market Allowance. If Tenant delivers Tenant’s Renewal Inquiry Notice, and if the effective date of such delivery is no earlier than 3 months before such Tenant’s Renewal Exercise Notice Deadline and no later than 31 days before the applicable Tenant’s Renewal Exercise Notice Deadline, then within 30 days after Tenant’s delivery of such Tenant’s Renewal Inquiry Notice, Landlord will notify Tenant (“Landlord’s Renewal Notice”) of Landlord’s calculation of the Fair Market Rent and Fair Market Allowance for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of the first Renewal Term. If Tenant fails to give Tenant’s Renewal Inquiry Notice in respect of the first Renewal Term, such failure will have no effect on Tenant’s right to exercise such Renewal Option. The parties acknowledge that Tenant’s delivery of a Tenant’s Renewal Inquiry Notice is nonbinding and does not constitute Tenant’s exercise of a Renewal Option.

(d)           If Tenant exercises its first Renewal Option, then Tenant will have a second Renewal Option, in connection with which Tenant may deliver Tenant’s Renewal Inquiry Notice to Landlord within the time period set forth below, in which Tenant requests Landlord’s determination of Fair Market Rent and Fair Market Allowance. If Tenant delivers Tenant’s Renewal Inquiry Notice, and if the effective date of such delivery is no earlier than 3 months before such Tenant’s Renewal Exercise Notice Deadline and no later than 31 days before the applicable Tenant’s Renewal Exercise Notice Deadline, then within 30 days after Tenant’s delivery of such Tenant’s Renewal Inquiry Notice, Landlord will deliver to Tenant Landlord’s Renewal Notice setting forth Landlord’s calculation of the Fair Market Rent and Fair Market Allowance for the Premises, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of the second Renewal Term. If Tenant fails to give Tenant’s Renewal Inquiry Notice in respect of the second Renewal Term, such failure will have no effect on Tenant’s right to exercise such Renewal Option.

(e)           No later than the applicable Tenant’s Renewal Exercise Notice Deadline (defined below), Tenant may deliver to Landlord a final binding notice (“Tenant’s Renewal Exercise Notice”) in which Tenant (i) exercises the Renewal Option and, if Landlord has delivered a Landlord’s Renewal Notice, accepts the terms stated in Landlord’s Renewal Notice, (ii) exercises the Renewal Option and elects to have Fair Market

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Rent and Fair Market Allowance determined by the process set forth in Exhibit D, in which case Fair Market Rent and Fair Market Allowance will be so determined; or (iii) declines to exercise the Renewal Option, in which case Tenant’s rights under this Section 6 will be null and void. For purposes hereof, “Tenant’s Renewal Exercise Notice Deadline” means, in the case of the first Renewal Option, 9 months before the 1310-14-20 Lease Expiration Date, and means, in the case of the second Renewal Option, 9 months before the last day of the first Renewal Tenn. If Tenant fails to deliver Tenant’s Renewal Exercise Notice by the Tenant’s Renewal Exercise Notice Deadline as set forth above, time being of the essence, then Tenant’s rights under this Section 6 will be null and void.

(f)            After Tenant delivers Tenant’s binding notice exercising an option to renew (and, if applicable, completion of the dispute resolution process set forth in Exhibit D), Landlord will deliver to Tenant an amendment to the Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 30 days after receipt. If Tenant fails to execute and deliver to Landlord the requisite amendment to the Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure (1) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such option to renew null and void; or (2) will, if Landlord so elects in Landlord’s sole and absolute discretion, have no effect on the validity of Tenant’s exercise of such renewal option. Time is of the essence with respect to the giving of Tenant’s exercise notices and execution of such amendment.

(g)           Tenant’s right to exercise its option to renew the Lease pursuant to this Section is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its option to renew, and at the commencement of the Renewal Term, no default by Tenant exists under the Lease (after the giving of any required notice and expiration of any applicable cure period) and is continuing; (ii) that Tenant has not been in Monetary Default (hereinafter defined) under the Lease two or more times during the Revised Term (For purposes of this Amendment, a “Monetary Default” means the failure of Tenant to pay any rent or any other sums of money due under the Lease within 5 days after notice from Landlord which has been evidenced by the issuance by Landlord to Tenant of a statutory notice in accordance with applicable law); (iii) that Tenant has not assigned the Lease; (iv) that on the date that Tenant delivers notice of its election to exercise its option to renew, Tenant occupies at least 100,000 rentable square feet in the 1310-1314 Building and 1320 Building; and (v) Tenant may exercise a Renewal Option only as to the entire Demised Premises (i.e., the entire 1310-1314 Premises and 1320 Premises, plus any Additional Premises leased pursuant to Section 7, but excluding the 1315 Premises), and may not exercise the Renewal Option as to only a portion thereof.

7.             Right of First Offer. Subject to the provisions set forth hereinafter, Tenant will have a one-time right of first offer to lease from Landlord all rentable space in the building located at 1324 Chesapeake Terrace (the “1324 Building”), comprised of 37,226 rentable square feet (the “Additional Premises”), on the same terms as contained in the Lease for the Demised Premises, except (i) the rent abatement rights and leasehold improvement allowances granted under this Amendment in respect of the 1310-1314 Premises and 1320 Premises will not apply to the Additional Premises; (ii) the Work Letter attached hereto will not apply to the Additional Premises; and (iii) the minimum guaranteed rental due for such Additional Premises will be as set forth in this Section.

The minimum guaranteed rental for the Additional Premises will be at a rate equal to the Fair Market Rent (as defined in Exhibit D). If Tenant exercises its right of first offer, Landlord will grant to Tenant a leasehold improvement allowance equal to the Fair Market Allowance (as defined in Exhibit D), which Tenant may apply toward Tenant’s initial leasehold improvements (upon which Landlord and Tenant must mutually agree) to the Additional Premises. All costs of such leasehold improvements in excess of such allowance will be borne by Tenant. Such leasehold improvements will be performed by Tenant, and such allowance will be disbursed by Landlord, subject and pursuant to Landlord’s then standard form of work letter under which the tenant performs the work using an allowance, which work letter will be prepared by Landlord and substantially comparable to the Work Letter attached hereto as Exhibit B. Except as otherwise expressly set forth in this Paragraph, Tenant will be deemed to have accepted the Additional Premises in “as-is” condition, and except as otherwise expressly set forth in this Section, Landlord will have no additional obligation to improve, renovate or remodel the Additional Premises or any portion of the 1324 Building or provide any allowance therefor as a result of Tenant’s exercise of its right of first offer. Landlord may, Landlord’s reasonable judgment, require an increase in the Security Deposit as a condition to granting such Fair Market Allowance.

The provisions of this Section 7 will apply to all or any of the Additional Premises as all or any of the Additional

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Premises may become available for lease, subject and subordinate to any expansion and renewal options and other rights of any current tenant or tenants, their successors or assigns in the Building, and to any extensions or renewals of existing leases for the Additional Premises. However, Tenant may not exercise its rights under this Section as to less than all of the Additional Premises offered by Landlord.

Within 10 business days after the effective date of written notice from Landlord that all or some of the Additional Premises is available for lease and setting forth Landlord’s determination of Fair Market Rent and Fair Market Allowance for such Additional Premises, Tenant will deliver to Landlord a binding notice (“Tenant’s ROFO Notice”) in which Tenant (i) exercises the right of first offer and accepts the terms stated in Landlord’s notice, (ii) exercises the right of first offer but elects to have Fair Market Rent and Fair Market Allowance determined by the process set forth in Exhibit D, in which case Fair Market Rent and Fair Market Allowance will be so determined; or (iii) declines to exercise the right of first offer. If Tenant declines to exercise its right of first offer as above provided for, or fails to deliver Tenant’s ROFO Notice thereof within the time period stipulated above, this right of first offer will lapse and be of no further force and effect with respect to the subject portion of the Additional Premises. If Tenant exercises the right of first offer granted herein, Landlord will prepare, and Landlord and Tenant will enter into, an amendment to the Lease to incorporate the respective portion of the Additional Premises and to make necessary adjustments to the minimum guaranteed rental and similar provisions of the Lease. If Tenant fails to execute and deliver to Landlord the requisite amendment to the Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure (1) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such option to renew null and void; or (2) will, if Landlord so elects in Landlord’s sole and absolute discretion, have no effect on the validity of Tenant’s exercise of such right of first offer.

Time is of the essence with respect to the giving of Tenant’s ROFO Notice and execution of such amendment. If Tenant accepts Landlord’s offer, Tenant must accept all of the Additional Premises then being offered by Landlord, and may not exercise its right with respect to only part of such space.

The foregoing right of first offer may not be severed from this Lease or separately sold, assigned or transferred and is subject to the following additional conditions, namely: (a) that no less than 24 months remain on the then current Lease term; (b) that the Lease term for any Additional Premises will run concurrently with the Lease term for the 1310-1314 Premises; (c) that, at the time that Tenant exercises this right of first offer for any Additional Premises, Tenant must not be in default of any term, covenant or obligation of the Lease, after the giving of any required notice and expiration of any applicable cure period; and (d) that, at the time Tenant exercises this right of first offer, Tenant occupies and is in possession of the Demised Premises and has not assigned the Lease or sublet the Demised Premises or any portion thereof.

8.             Parking.

(a)           During the Lease Term, Tenant will have the non-exclusive use in common with Landlord, other tenants of the 1310-1314 Building and 1320 Building (or the Complex), their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways of the 1310-1314 Building and 1320 Building, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord.

(b)           Tenant’s use of the Building’s parking areas (including, without limitation, unassigned parking and any assigned parking now or hereafter granted to Tenant from time to time) may not exceed 3.5 parking spaces per 1,000 rentable square feet in the Demised Premises; provided, however, that for the purposes of calculating Tenant’s allowable use of parking spaces pursuant to this Section, the rentable area added to the 1310-1314 Premises (1,362 rentable square feet) and to the 1320 Premises (1,362 rentable square feet) on account of Landlord’s Work will be excluded from the total rentable area of the Demised Premises. No specific designated parking spaces will be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing. Landlord will have the right to reserve parking spaces as it elects and condition use thereof on such terms as it elects.

(c)           All such parking shall be subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building’s parking areas, or for vandalism to automobiles occurring in the parking areas, it being agreed that, to the fullest extent permitted by law, the use of the

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parking areas will be at the sole risk of Tenant and its employees. Upon prior written notice to Tenant (except that no notice will be required in the event of an emergency), Landlord will have the right to temporarily close such parking areas to perform necessary repairs, maintenance and improvements to the parking areas.

9.             Signage.  Landlord agrees that, for so long as Tenant leases and occupies at least 37,000 rentable square feet of space in the 1320 Building, subject to the terms and conditions set forth in this Section, Tenant will have the nonexclusive right, at Tenant’s sole cost and expense, to install a sign, in a location designated by Landlord and reasonably approved by Tenant, on the 1320 Building indicating the name Accuray, or Accuray Incorporated (the “1320 Building Sign”), or, if Accuray Incorporated assigns this Lease under an assignment approved by Landlord and if Landlord approves the name of the assignee (which approval will not be unreasonably withheld so long as such name is befitting of the class of the Building) as being suitable on the 1320 Building Sign, the name (as so approved by Landlord) of such assignee. If Tenant leases or occupies, in the aggregate, less than 37,000 rentable square feet in the 1320 Building, then upon not less than 30 days’ prior written notice, Landlord may require Tenant to remove the 1320 Building Sign, at Tenant’s sole expense. Nothing in this Section will give Accuray Incorporated or Tenant naming rights to the 1320 Building. The Tenant has no right to name the 1320 Building and Landlord has no obligation to name the 1320 Building after Tenant. The following terms and conditions will apply to the 1320 Building Sign:

(a)           The 1320 Building Sign must comply with the Signage Criteria set forth in Exhibit E.

(b)           The 1320 Building Sign must comply, and Tenant will at Tenant’s cost cause the 1320 Building Sign to be and to remain in compliance, with the laws, statutes, ordinances, requirements and codes of all federal, state and local governmental and quasi-governmental authorities having jurisdiction over the 1320 Building.

(c)           The 1320 Building Sign must comply, and Tenant will at Tenant’s cost cause the 1320 Building Sign to be and to remain in compliance, with all applicable insurance requirements of both Landlord’s insurer and Tenant’s insurer.

(d)           The 1320 Building Sign must comply, and Tenant will at Tenant’s cost cause the 1320 Building Sign to be and to remain in compliance, with all covenants, conditions and restrictions of record and the rules, regulations or requirements of any property association to which the 1320 Building is subject.

(e)           Tenant will, at its sole expense, maintain the 1320 Building Sign in good condition at all times during the Lease term.

(f)            If Landlord becomes aware that the 1320 Building Sign is in violation of this Section 9, Landlord will so notify Tenant. If Tenant becomes aware, whether by notice from Landlord or otherwise, that the 1320 Building Sign is in violation of this Section 9, Tenant will promptly correct such violation. If Tenant fails to correct any such violation within 30 days after written notice from Landlord, then upon written demand by Landlord, Tenant will, at its sole cost and expense, immediately remove the 1320 Building Sign and repair and restore any damage caused by its installation or removal, and Tenant’s right to the 1320 Building Sign will terminate.

(g)           Upon expiration or earlier termination of the Lease, or upon expiration or termination of Tenant’s right to the 1320 Building Sign (as provided above), Tenant will, at its sole cost and expense, remove the 1320 Building Sign and repair and restore any damage caused by its installation or removal, including, without limitation, restoring such portion of the 1320 Building to an architectural and aesthetic whole.

(h)           Landlord will have the right, at Landlord’s cost, to temporarily remove the 1320 Building Sign in connection with any repairs in or upon the Building.

(i)            Tenant’s rights to the 1320 Building Sign shall be for the benefit of Accuray Incorporated and cannot be transferred under an assignment or sublease.

10.           Authority; Not Restricted.  Landlord and Tenant each represent and warrant to the other that this Amendment has been duly authorized, executed and delivered by and on behalf of each party hereto and constitutes the valid and binding agreement of Landlord and Tenant in accordance with the terms hereof. Tenant

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warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

11.           Estoppel.  Contemporaneously with Tenant’s execution and delivery of this Amendment, Tenant will execute and deliver to Landlord the estoppel certificate attached hereto as Exhibit F, with all blanks properly filled in.

12.           Real Estate Brokers.  Each party hereto hereby represents and warrants to the other that in connection with this Amendment, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for CB Richard Ellis and GVA Kidder Matthews (together, the “Brokers”), and, to its knowledge no other broker initiated or participated in the negotiation of this Amendment, submitted or showed the applicable premises to Tenant or is entitled to any commission in connection with this Amendment. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord hereby agrees that it will pay a commission to the Brokers according to a separate agreement.

13.           Stipulation.  The Demised Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in this Amendment. Unless otherwise expressly provided herein, any statement of square footage set forth in this Amendment, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

14.           Counterparts.  This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, and each such counterpart will be deemed to be an original, but all such counterparts will together constitute but one and the same Amendment.

15.           Radon.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

16.           Time of Essence.  Time is of the essence of this Amendment.

17.           No Offer.  Submission of this instrument for examination or negotiation will not bind Landlord, and no obligation on the part of Landlord will arise until this Amendment is executed and delivered by both Landlord and Tenant.

18.           Entire Agreement.  This Amendment and the Lease contain all the terms, covenants, conditions and agreements between Landlord and Tenant relating to the extension of the Lease term and the other matters provided for in this instrument. No prior or other agreement or understanding pertaining to such matters other than the Lease will be valid or of any force or effect. This Amendment may only be modified by an agreement in writing signed by Landlord and Tenant.

19.           Electronic Delivery.  The parties agree that this agreement may be transmitted between them by facsimile machine or email. The parties intend by faxed or scanned signatures (such as, without limitation, scanned signatures in ..pdf format) constitute original signatures and that a faxed or scanned agreement containing the signatures (original, faxed or scanned) of all the parties is binding on the parties.

20.           Limitation on Liability.  The liability of Landlord to Tenant under this Amendment will be limited as provided in Article 29.3 the Original Lease, which Article is incorporated herein by reference as though fully set forth herein.

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21.           Lease in Full Force and Effect.  As modified hereby, the Lease and all of the terms and provisions thereof remain in full force and effect and are incorporated herein as if herein fully recited.

Tenant: ACCURACY INCORPORATED, a		LANDLORD: I & G CARIBBEAN, INC.
Delaware corporation

By:	/s/ Chris A. Raanes	By:	/s/ Joseph G. Munoz
Name:	Chris A. Raanes	Name:	Joseph G. Munoz
Title:	Sr. Vice President Chief Operating Officer Accuray Incorporated	Title:	Vice President
(Chairman of Board President or Vice President)
Date:	12/18/09	Date:	12/28/09

By:	/s/ Darren J. Milliken
Name:	Darren J. Milliken
Title:	Corporate Secretary
Accuray Incorporated
(Secretary, Assistant Secretary, CFO or Assistant Treasurer
Date:	12-18-2009

S-1

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Exhibit A

1320 Premises Floor Plan

A-1

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Exhibit B

Work Letter

1.                                       PLANNING. Tenant will engage an interior office space planner (“Space Planner”), subject to Landlord’s prior written approval. Tenant will cause the Space Planner to prepare a detailed space plan (the “Space Plan”) for any improvements and alterations that Tenant desires to perform on the 1310-1314 Premises and 1320 Premises (the “Tenant Work”). Landlord will review the Space Plan and either approve or disapprove the Space Plan within 7 business days after the date Landlord receives the Space Plan. If Landlord does not approve the Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval. The approval and revision process for the revised Space Plan will be the same as described in the previous 2 sentences.

After the Space Plan has been approved by Landlord, Tenant will engage a licensed architect (the “Architect”) (who may be the same as the Space Planner), subject to Landlord’s written approval, to prepare architectural plans and specifications (the “Proposed Architectural Plans”) for the Tenant Work. The Proposed Architectural Plans will consist of fully dimensioned and complete sets of plans and specifications, including detailed architectural plans for the Tenant Work, and will include the following, to the extent applicable: (i) reflected ceiling plan, including lighting, switching and special ceiling specifications, (ii) details of all millwork, (iii) dimensions of all equipment and cabinets to be built in, (iv) furniture plan showing details of space occupancy, (v) keying schedule (Premises must be keyed to permit entry by Building master key), if any, (vi) lighting arrangement, (vii) weight and location of heavy equipment, and anticipated electrical and mechanical loads for special usage rooms, (viii) demolition plan, (ix) partition construction plan, (x) all requirements under the Americans With Disabilities Act and other applicable acts, laws, or governmental rules or regulations pertaining to persons with disabilities, and all other applicable governmental requirements, and (xi) final finish selections, and any other details or features requested by the Architect or Landlord. Tenant or the Architect will also engage such licensed engineering firms (“Engineer”) as may be required or appropriate in connection with preparing mechanical, electrical, fire protection/life safety, plumbing, HVAC, structural (if necessary), or other plans and specifications (the “Proposed Engineering Plans”). The Engineer will be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed). The Proposed Engineering Plans will include the following, to the extent applicable: (i) all electrical outlet locations, circuits and anticipated usage therefor, (ii) duct locations for HVAC equipment, (iii) special HVAC equipment and requirements, and any other details or features reasonably requested by Landlord’s Architect or Landlord in order for the Proposed Engineering Plans to serve as a basis for contracting the Tenant Improvements. The Proposed Architectural Plans and Proposed Engineering Plans are referred to herein collectively as the “Proposed Plans”.

Tenant will, within 45 days after the date of Landlord’s approval of the Space Plan, deliver 3 copies of the Proposed Plans to Landlord for its approval. The Proposed Plans will be substantially consistent with the Space Plan without any material changes. Landlord or Landlord’s outside architect and/or engineer will review the Proposed Plans, and the approval and revision process for the Proposed Plans will be identical to the approval and revision process for the Space Plan described above, except that Landlord’s review period will be 10 business days (as so approved, the “Plans”). For purposes of this Work Letter, the “Tenant Work” means: (A) purchase and installation of the improvements and items of work shown on the Plans, and (B) any demolition, preparation or other work required in connection therewith.

Landlord will notify Tenant at the time Landlord approves the Proposed Plans whether Landlord will require Tenant to remove the Tenant Work or portions thereof upon expiration or earlier termination of the Lease (and to repair and restore any damage to the Premises caused by such installation or removal or both) pursuant to the Lease, and if Landlord does not so notify Tenant then such removal of the Tenant Work will not be required; provided, however, that in all events Tenant will be obligated to remove, pursuant to the Lease, the demonstration cell and the light lead shielding around the same in the 1310-1314 Premises.

2.                                       SELECTION OF CONTRACTOR AND CONSTRUCTION OF TENANT WORK.

2.1                                 Contractor Bidding.  After final approval of the Plans by Landlord, Tenant will promptly submit for pricing the approved Plans to one or more contractors selected by Tenant and reasonably approved by Landlord.

2.2                                 Selection of Tenant Contractor.  Tenant may negotiate with the contractor(s), but in any event Tenant will accept one of the bids (or the only bid, as the case may be) and enter into a contract with the

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selected contractor (the “Tenant Contractor”) within a reasonable time after the date Tenant receives the bid proposal(s). Tenant agrees to notify Landlord promptly of its decision.

2.3                                 Work Standards.  The Tenant Contractor must (and its contract must so provide):

a.                                       conduct its work in such a manner so as not to unreasonably interfere with other tenants, building operations, or any other construction occurring on or in the Complex or Building;

b.                                      execute a set of and comply with the Contractor Rules and Regulations attached hereto as Schedule 1 and comply with all additional rules and regulations relating to construction activities in or on the building or Complex as may be reasonably promulgated from time to time and uniformly enforced by Landlord or its agents;

c.                                       maintain such insurance in force and effect as may be reasonably requested by Landlord or as required by applicable law; and

d.                                      be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials and access to the 1310-1314 Premises and 1320 Premises.

Landlord will have the right to approve all subcontractors to be used by Tenant’s Contractor, which approval will not be unreasonably withheld. As a condition precedent to Landlord permitting the Tenant Contractor to commence the Tenant’s Work, Tenant and the Tenant Contractor will deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord to evidence the Tenant Contractor’s and its subcontractors’ compliance or agreement to comply with the provisions of this Paragraph 2.3.

2.4                                 Indemnity.  Tenant will indemnify, defend and hold harmless Landlord, Landlord’s mortgagee and their respective agents or employees against any claims, costs, including reasonable attorneys’ and paralegals’ fees, and liabilities, including without limitation, for injury to or death of any person, damage to any property and mechanics’ liens or other liens or claims, arising out of or in connection with the work done by Tenant Contractor (and its subcontractors and sub-subcontractors) under its contract with Tenant.

2.5                                 Permits.  Tenant will cause the Tenant Contractor to apply for any building permits, inspections and occupancy certificates required for or in connection with the Tenant Work, and will promptly submit to Landlord copies of the same. Tenant may not commence the Tenant Work unless and until all required permits are obtained.

2.6                                 Change Orders.  Tenant may authorize change orders in the Tenant Work, but all such changes must be submitted to Landlord for approval. The approval process therefor will be the same as the approval process for the Plans. Tenant will be responsible for any delays or additional costs caused by such change orders.

2.7                                 As-Built Plans.  Tenant will deliver to Landlord a copy of the as-built plans and specifications for the Tenant Work, and a copy of all operations and maintenance manuals for any equipment constituting a part of the Tenant Work and, pursuant to the Lease, to remain in the 1310-1314 Premises and 1320 Premises upon expiration of the Lease Term, within 30 days after completion of the Tenant Work.

2.8                                 Compliance.  Tenant will cause the Tenant Work to comply in all respects with the following: (1) the approved Plans, (2) all applicable building codes and other applicable governmental codes, laws, ordinances, rules and regulations, including the Americans With Disabilities Act and other applicable acts, laws, or governmental rules or regulations pertaining to persons with disabilities, and (3) the work rules and procedures set forth in Schedule I attached hereto. Landlord’s right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.

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3.                                       COST OF THE TENANT WORK; AND ALLOWANCE.

3.1                                 Cost of The Tenant Work.  Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the “Cost of the Tenant Work”) associated with the Tenant Work whatsoever, including, without limitation, all costs for or related to:

a.                                       the so-called “hard costs” of the Tenant Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes); and

b.                                      the so-called “soft costs” of the Tenant Work, including, without limitation, the Space Plan, the Plans, and all revisions thereto, and any and all engineering reports or other studies, reports or tests, air balancing or related work in connection therewith.

3.2                                 Allowance.  Landlord will provide an allowance (the “Allowance”) of up to $1,330,704, calculated as follows: (i) $12 x 72,576 rsf (i.e., excluding the increase resulting from Landlord’s Work) in 1310-1314 Premises; plus (ii) $12 x 38,316 rentable square feet (i.e., excluding the increase resulting from Landlord’s Work) in 1320 Premises. The Allowance may be applied solely toward (a) the Cost of the Tenant Work, and (b) either (i) Tenant’s reasonable out-of-pocket moving expenses in moving from the 1315 Premises to the 1320 Premises, plus the cost of installing and reconfiguring previously owned workstations in the 1320 Premises, or (ii) the cost of purchasing and wiring new work stations for the 1320 Premises (the uses toward which the Allowance may be applied pursuant to this clause (b) are referred to as “Other Permitted Costs”); provided, however, that the portion of the Allowance that may be applied toward Other Permitted Costs may not exceed $332,676 ($3 x 110,892 rsf) in the cumulative aggregate. The Allowance may not be used for any other purpose. Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any default by Tenant exists under the Lease (after the giving of any required notice and expiration of any applicable cure period) and is continuing. The Cost of the Tenant Work toward which the Allowance may be applied pursuant to this Work Letter must have been incurred by Tenant on or before the 330th day after the 1320 Commencement Date, for Tenant Work performed pursuant to this Letter which is commenced after November 1, 2009 and completed by the 330th day after the 1320 Commencement Date, and all draw requests and backup documentation with respect to the Allowance to be applied to the Cost of the Tenant Work must be submitted by Tenant to Landlord on or before such 330th day after the 1320 Commencement Date. Any portion of the Allowance which becomes unavailable due the foregoing deadlines may be retained by Landlord, and Landlord will be entitled to such savings without credit to Tenant therefor. If Landlord disburses any portion of the Allowance toward those Other Permitted Costs described in Section 3.2(b)(ii) above, then at Landlord’s option in Landlord’s sole and absolute discretion, Tenant will be required to leave in the Premises and convey to Landlord all such work stations toward the purchase of which the Allowance or any portion thereof was applied. Landlord will make such election at least 30 days before the natural expiration of the Revised Term, or within 30 days after the earlier termination of the Lease. If Landlord so elects, then this Amendment will constitute a bill of sale pursuant to which Tenant conveys ownership of and good and marketable title to such work stations effective as of the date of expiration of the Lease or, in the case of earlier termination of the Lease, effective as of the date of Landlord’s election to accept such title. Tenant represents and warrants to Landlord that effective as the date of such conveyance, Tenant will have good and marketable title to such work stations, and that such work stations will be transferred to Landlord free of any liens and encumbrances. Except for the warranty of title set forth above, Tenant’s conveyance of such work stations will be without as-is, with Tenant hereby disclaiming all other warranties and representations, express or implied, of any nature whatsoever, including but not limited to, any implied warranties of merchantability, fitness for use, or fitness for a particular purpose.

3.3                                 Funding and Disbursement.  If the Cost of the Tenant Work exceeds the Allowance, Tenant shall have sole responsibility for the payment of such excess cost. Notwithstanding anything herein to the contrary, Landlord may deduct from the Allowance any amounts due to Landlord or its architects or engineers under the Lease or this Work Letter and as necessary to satisfy any liens filed against the Complex or Premises solely as a result of the Tenant Work, before disbursing any portion of the Allowance, to the extent such amounts are then due under the terms of the Lease. Landlord shall pay out the Allowance commencing on the date on which Landlord delivers possession of the 1320 Premises, as the Tenant Work is completed in accordance with approved Plans. Each such payment shall be in that proportion of the Tenant Work represented thereby as the total Allowance bears to the budgeted total Cost of the Tenant Work, as set forth in the Work Budget (as defined below), and Tenant on a pari passu basis shall at the same time pay its proportionate share of the Cost of the Tenant Work.

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Provided that Tenant has submitted certification from Tenant’s architect and contractor certifying that Tenant’s Work completed to date has been performed substantially in conformance with the approved Plans, and such other items as Landlord, its lender and its title insurer may reasonably require and in form reasonably acceptable to Landlord’s lender and title insurer, Landlord will fund the Allowance (and Tenant, to the extent the Cost of the Tenant Work exceed the Improvement Allowance, will fund on a pari passu basis its share of such excess Cost of the Tenant Work) in installments, not more frequently than monthly, based on applications for payment and releases of lien rights, submitted by Tenant on forms reasonably acceptable to Landlord, its lender and title insurer requesting progress payments, together with such lien releases and affidavits of payments by Tenant’s general contractor and subcontractors contemplated therein, and such other documentation as Landlord may reasonably require to evidence that no mechanic’s, materialmen’s or other such liens have been filed against the 1310-1314 Building or 1320 Building or the 1310-1314 Premises or 1320 Premises arising out of the design or performance of the Tenant Work. Such forms shall include AIA G702 and G703, and as may otherwise be reasonably required by the construction lender and the title insurer. Lien waivers from subcontractors may be submitted on a “30-day delay” basis, so long as Tenant has provided to the title insurer such undertakings and indemnities as the title insurer may require in order to insure over all such liens attributable to work completed to date and represented in such disbursement payment. Landlord (or the title insurer, if Landlord’s lender requires that a construction escrow be utilized) shall issue checks to fund the Allowance to the general contractor and subcontractors, jointly or individually, as directed by Landlord. Tenant shall require the contractor’s contracts to have a hard cost retainage of 10% of the Cost of the Tenant Work. Landlord will fund the Allowance (and Tenant, to the extent the Cost of the Tenant Work exceeds the Allowance, will fund on a pari passu basis its share of such excess Cost of the Tenant Work) in respect of such retainage on a trade by trade basis within 30 days after substantial completion of the Tenant Work, provided Tenant has submitted, in addition to the foregoing requirements in respect thereof, final unconditional lien waivers, sworn statements and affidavits of payment (except to the extent that Tenant has supplied either an endorsement to Landlord’s (and its lender’s) policy insuring against any lien claims not covered by final waivers or a bond protecting Landlord and its lender against any such lien claims), and such other items as Landlord, its lender and its title insurer may reasonably require and in form acceptable to Landlord’s lender to evidence and assure that the Cost of the Tenant Work completed to date has been paid for and that no mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises arising out of the design or performance of Tenant’s Work completed to date, except for lien claims so insured over or bonded against.

3.4                                 Landlord’s Costs.  Tenant will pay Landlord’s reasonable actual out-of-pocket costs for architectural and engineering review of the Space Plan and the Plans, and all revisions thereof. Tenant will pay for all utilities for the Tenant Work or otherwise consumed in or for the Premises during the Tenant Work.

4.                                       Pre-Construction Activities.  Before commencing construction of the Tenant Work, Tenant shall provide and submit the following information and items to Landlord for Landlord’s information and review prior to commencing the Tenant Work:

a.                                       A detailed critical path construction schedule containing the major components of the Tenant Work and the time required for each, including the scheduled commencement date of construction of the Tenant Work, milestone dates and the estimated date of completion of construction. Tenant shall update and resubmit its construction schedule from time to time as Landlord may reasonably require, in a form reasonably acceptable to Landlord;

b.                                      A detailed itemized statement of estimated construction cost (the “Work Budget”), including fees for permits and architectural and engineering fees, including a cash disbursement time-line in a form that is reasonably acceptable to Landlord;

c.                                       Certificates of insurance as hereinafter described. Without limiting any other provision herein, Tenant shall not permit Tenants contractors and subcontractors to commence work until the required permits and insurance have been obtained and certified copies of permits and certificates (as designated by Landlord) have been delivered to Landlord; and

d.                                      Copies of the building permit in respect of the Tenant Work.

Tenant will update such information and items by notice to Landlord of any changes to the foregoing.

5.                                       COMMENCEMENT OF LEASE; RENT. Any delay in the completion of the Tenant Work, and any failure

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of the Tenant Work to be completed by the 1320 Commencement Date will have no effect on the 1320 Commencement Date or the Lease term and will not serve to abate or extend the time for the commencement of rent under the Lease, except to the extent of 1 day for each day that the Landlord delays approvals required hereunder beyond the times permitted herein without good cause, provided substantial completion of the Tenant Work and Tenant’s ability to reasonably use the 1310-1314 Premises or 1320 Premises by the Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Tenant Work) is actually delayed thereby. Tenant will notify Landlord upon completion of the Tenant Work.

5.                                       MISCELLANEOUS.

A.                                   The Demised Premises must be keyed to permit entry by the building master key.

B.                                     Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Amendment to which this Work Letter is attached, or in the Lease.

C.                                     The terms and provisions of this Work Letter are intended to supplement and are specifically subject to all the terms and provisions of Amendment and the Lease.

D.                                    This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

E.                                      Any Space Plan or other plans that may be attached to or referred to in this Work Letter are subject to the approval of the applicable governmental authority, and will be subject to such revisions as may be required by the applicable governmental authority.

F.                                      Landlord’s preparation or review and approval of the Plans shall not create or imply any responsibility or liability on the part of Landlord with regard to the completeness and design sufficiency of both the Plans and the Tenant Work, or with regard to the compliance of the Plans and the Work with all laws, rules and regulations of governmental agencies.

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SCHEDULE 1

TO

EXHIBIT B

TENANT CONTRACTOR RULES & REGULATIONS

ALL CONTRACTORS

The Contractor shall be responsible to meet these performance requirements throughout the course of the Work. Exceptions shall only be allowed at the Owner’s discretion and with Owner’s prior written approval.

1.                         All building permits necessary for the completion of the work shall be secured and paid for by the Contractor with copies provided to the Office of the Building.

2.                         Contractors must have its own supervisor on-site any time material is delivered or moved.

3.                         The Contractor and all subcontractors will use rubber wheeled carts when moving material through the building or removing trash from the building.

4.                         Protection of all public corridor surfaces and elevator lobbies is the responsibility of the Contractor. Masonite floor protection and cardboard wall protection will be required throughout certain jobs.

5.                         Under no circumstances will debris be allowed to remain in the building longer than twenty-four (24) hours. The work areas should be kept clean and organized at all times.

6.                         While on-site, workers shall remain in areas of building related only to the area of their work and common lobby area. Permission must be acquired in order to park on building property.

7.                         Any worker caught stealing, drinking alcohol, or using any illegal substance will be immediately banned from the site. Objectionable, abusive, or unacceptable personal behavior of contractor personnel is prohibited. Expected behavior is to be professional at all times.

8.                         No cooking of any kind will be allowed on the site.

9.                         No unauthorized use of tenant or building space, restrooms, equipment, trash compactor, dumpster, parking, storage, and utilities.

10.                   Noisy operations will be done between 6:00 p.m. and 7:30 a.m. Monday through Friday and will be approved and coordinated with Agent. Loud noises off site are considered by Owner as objectionable.

11.                   Contractor is responsible to fully comply with all local building codes and ordinances.

12.                   All HVAC servicemen must provide proof of EPA Certification BEFORE working on any refrigeration and air conditioning equipment. Also, the Contractor must use a refrigerant recovery unit if the refrigeration system is opened.

13.                   The Contractor is responsible for removal and capping of unused or abandoned conduit, cables, ductwork or other materials.

14.                   Any work which requires access to another tenant’s space e.g. plumbing etc. must be scheduled with the Owner’s Agent and Contractor must give at least 72 hours written notice of such request. The work will be done during premium time hours, most likely on a Saturday or Sunday.

15.                   The Contractor will notify the Owner’s Agent in writing one week before any electrical shutdowns which might affect existing tenants.

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16.                   A list of contractors and their subcontractors must be submitted to the Property Manager prior to the commencement of work.

17.                   All Contractors and subcontractors must have a current certificate of insurance on file with the Office of the Building prior to any work commencing.

ADDITIONAL RULES FOR CONSTRUCTION CONTRACTORS

18.                   Any work deviation from permit plans approved by the Building’s Property Manager and the City must be provided to the Property Manager for approval.

19.                   Contractor must have a City of Sunnyvale building permit prior to the commencement of any work. The original permit must be displayed at the site and a copy submitted to the Office of the Building.

20.                   Building materials used will be of the highest quality and will be of the same manufacturer as existing materials. Any variance is to be pre-approved by the Managing Agent.

21.                   The Contractor will protect smoke detection devices in the areas where production of dust will occur.

22.                   Before any demolition and/or construction work may begin, it must be determined whether such work will affect the fire alarm system. If it is determined that such demolition and/or construction work may trigger the fire alarm system, it will be necessary for the Contractor to notify the Building Engineer.

23.                   It shall be the responsibility of the Contractor to isolate the heating, ventilating, and air conditioning systems of the Work Site from the remainder of the building. Under no circumstance shall the Contractor utilize materials such as but not limited to: cleaning agents, paints, thinners, or adhesives that if released in the Work Site atmosphere could spread to tenant areas, causing discomfort or posing any type of health hazard.

24.                   In the event that any fire and life safety system will need to be disabled to complete the Work, the Contractor must notify the Owner in advance of such event in writing.

25.                   In the event any soldering or welding apparatus is required to complete the Work, the Contractor must notify the Owner of such event.

26.                   Contractor must properly dispose wastes, residues, or debris.

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Attachment 1 to Exhibit B

Space Plan

[attach Space Plan, if available]

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Exhibit C

Commencement Date Agreement

It is hereby agreed among the parties to that certain             Amendment to Lease, dated              , 200  , relating to the           , in the building commonly known as                        , located at                 ,                 (the “Lease”) between [name of Tenant] (“Tenant”), and                   (“Landlord”) that:

The 1310-1314 Effective Date under the Sixth Amendment to Lease is:                            .

The 1315 Expiration Date under the Sixth Amendment to Lease is:                            .

The 1310-1314 Base Rent Commencement Date under the Sixth Amendment to Lease is:                             .

The 1320 Commencement Date under the Sixth Amendment to Lease is:                            .

IN WITNESS WHEREOF, Landlord and Tenant have executed this Statement as of the date hereof.

Tenant: ACCURAY INCORPORATED, a Delaware corporation	LANDLORD: I & G CARIBBEAN, INC.

By:	By:
Name:
Title:	Name:
(Chairman of Board, President or Vice
President)	Title:
Date:
Date:

By:
Name:
Title:
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)
Date:

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Exhibit D

Fair Market Rent; Fair Market Allowance; Dispute Resolution

For purposes of this Amendment, “Fair Market Rent” means a rate comprised of (i) the prevailing base rental rate per square foot of rentable space of office space available in the Pertinent Market (defined below) for renewals or expansions, as the case may be, and (ii) any financial escalation of such prevailing base rental rate (based upon a fixed step or index) for warehouse/distribution/office space prevailing in the Pertinent Market for renewals or expansions, as the case may be, taking into account comparable renewals or expansions, as applicable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), recently executed for improved space in warehouse/distribution/office buildings in Sunnyvale, California that are comparable to the 1310-1314 Building and 1320 Building in reputation, quality, size, location and level and quality of services provided, and which have similar levels of occupancy as the 1314 Building and 1320 Building (the foregoing factors not being exclusive in identifying comparable buildings) (the 1314 Building and 1320 Building and such comparable buildings, as the case may be, being herein referred to as the “Pertinent Market”). For purposes of this Lease, “Fair Market Allowance” means the prevailing leasehold improvement allowance (on a per rentable square foot basis) available in the Pertinent Market for renewals or expansions, as the case may be, of office space, taking into account comparable lease renewals or expansions, as applicable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), and the rental rate. In determining the Fair Market Rent and Fair Market Allowance, there will also be taken into consideration (a) the definition of rentable area or net rentable area with respect to which such rental rates are computed; (b) whether the lease comparable is a net or gross lease and, if gross, differences in base year or stop; (c) the value of rental abatements, moving allowances, allowances for construction of tenant improvements, time permitted to tenants in which to construct tenant improvements and other financial or economic concessions generally available in the Pertinent Market at such time to tenants leasing comparable space which are not being made available to Tenant in kind; (d) the size of the tenant; and (e) other comparable pertinent factors. Taking into account Tenant’s creditworthiness, Landlord may require a security deposit or an increase in any existing security deposit before disbursing any such allowance. Notwithstanding anything to the contrary contained in this Exhibit, if a lease renewal or expansion that is to be used as a comparable in calculating Fair Market Rent was prepared based on an option calling for the base rental to be at less than 100% of “market,” then such rental rate will be grossed back up to 100% in calculating Fair Market Rent hereunder.

If, in accordance with this Amendment, Tenant disputes Landlord’s determination of Fair Market Rent or Fair Market Allowance or both, or if Tenant fails to deliver Tenant’s Renewal Inquiry Notice on a timely basis, then Landlord and Tenant will negotiate for 30 days after Landlord’s receipt of Tenant’s Renewal Exercise Notice or Tenant’s ROFO Notice, as the case may be. If Landlord and Tenant do not come to an agreement on the amount or amounts at issue within such 30-day period, then Landlord and Tenant will exchange sealed bids of their respective final determinations of Fair Market Rent and Fair Market Allowance. If the lower of the two determinations of Fair Market Rent is no less than 95% of the higher of the two determinations of Fair Market Rent, and if Fair Market Allowance is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth below in this grammatical paragraph, then the Fair Market Rent will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below. If the lower of the two determinations of Fair Market Allowance is no less than 95% of the higher of the two determinations of Fair Market Allowance, and if Fair Market Rent is not in dispute or such dispute is resolved by averaging the two parties’ positions as set forth above in this grammatical paragraph, then the Fair Market Allowance will be the average of the two determinations, and otherwise the parties will proceed to arbitration as set forth below.

Arbitration to determine the Fair Market Rent and Fair Market Allowance shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Building is located by a single arbitrator unaffiliated with either party. Within 20 days after the exchange of determinations by Landlord and Tenant, the parties will appoint a single arbitrator to decide the issues between them. Such arbitrator must be a competent and impartial person, must be a full member and SIOR designated Industrial and Office Specialist (or then comparable designation) of the Society of Industrial and Office Realtors (or its successor organization), or a Principal Member (or then comparable designation) of the National Association of Industrial and Office Properties (or its successor

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organization), in either case currently certified under such organization’s continuing education program (if any), and having at least 10 years’ experience in leasing (on behalf of both landlords and tenants) industrial and office properties in the Pertinent Market. If the parties are unable to agree upon appointment of such a person within such 20-day period, then either party, on behalf of both, may request a list of qualified arbitrators from the American Arbitration Association (or such other arbitration organization as the parties may approve in writing). In such event, the parties, beginning with Tenant, will alternate striking one name from such list until one name remains, in which event such remaining name will be the arbitrator. The arbitrator shall decide the dispute if it has not previously been resolved by following the procedure set forth below and will attempt to render a decision within 15 business days after appointment. In any case, the arbitrator will render its decision within 45 days after appointment. In the event that arbitrators with the qualifications described in this paragraph are unavailable, qualified consultants with similar qualifications may be substituted.

If either Fair Market Rent or Fair Market Allowance are in dispute and are to be decided by arbitration, then both will be decided by arbitration unless the parties otherwise agree in writing. The arbitrator must choose either the Landlord’s proposal for both Fair Market Rent and Fair Market Allowance, or the Tenant’s proposal for both Fair Market Rent and Fair Market Allowance (as set forth in the sealed bids exchanged prior to the appointment of the arbitrator, in accordance with the foregoing provisions) and may not compromise between the two or select some other amount or select one of Landlord’s determinations and one of Tenant’s determinations. The cost of the arbitration shall be paid by Landlord if the decision by the arbitrator is that proposed by Tenant and by Tenant if the decision by the arbitrator is that proposed by Landlord. The attorneys’ fees and expenses of counsel for the respective parties and of witnesses will be paid by the respective party engaging such counsel or calling such witnesses.

The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this addendum and to enter judgment upon the decision of the arbitrator. Notice of the appointment of the arbitrator shall be given in all instances to any mortgagee who prior thereto shall have given Tenant a written notice specifying its name and address. Such mortgagee shall have the right to be represented, but not to participate, in the arbitration proceeding.

If Tenant becomes obligated to pay Base Rent, or adjustments thereto, if any, with respect to any period prior to when the Fair Market Rent for such space or period has been determined in accordance with the foregoing, Tenant will commence paying Base Rent and adjustments thereto, if any, utilizing the Fair Market Rent specified by Landlord in its notice of the Fair Market Rent for such space or period. Following determination of the Fair Market Rent in accordance with the foregoing, Landlord and Tenant shall, by a cash payment within thirty (30) days after the date of such determination, adjust between themselves the difference, if any, between the Base Rent and adjustments thereto, if any, paid by Tenant pursuant to the foregoing sentence and the Base Rent and adjustments thereto, if any, actually owed by Tenant pursuant to the terms of this lease for the period prior to such determination.

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Exhibit E

1320 Building Sign Criteria

1.                                       The maximum dimensions of the 1320 Building Sign will be as follows: the dimensions of Tenant’s exterior sign on the 1310-1314 Building as of the date of this Amendment.

2.                                       The color(s) of the 1320 Building Sign must not clash with and must be harmonious with the 1320 Building color scheme, in Landlord’s judgment.

3.                                       The design of the 1320 Building Sign must be consistent with the class and nature of the Building, in Landlord’s judgment.

4.                                       The method of illuminating the 1320 Building Sign must not be neon lights and such illumination must not flash.

5.                                       The 1320 Building Sign must be located in a location designated by Landlord and reasonably approved by Tenant.

6.                                       The 1320 Building Sign must be made of materials consistent with the class and nature of the Building, in Landlord’s judgment.

7.                                       The 1320 Building Sign may indicate only the Tenant’s name.

8.                                       The method of installing the 1320 Building Sign is subject to Landlord’s prior written approval.

9.                                       Before installing the 1320 Building Sign, Tenant must prepare and deliver to Landlord the following, which will be subject to Landlord’s approval:

Preliminary drawings of the 1320 Building Sign;

Shop drawings that show the size of all lettering and background panels, as well as the location of the 1320 Building Sign on the Building;

A list of all colors, materials, and finishes that will be used; and

Samples of any sign material, if Landlord so requests.

Incomplete drawings will be returned to Tenant without approval.

10.                                 Tenant will be responsible, at its sole cost and expense, for obtaining and maintaining during the Lease Term all applications, permits, consents, approvals and licenses required by federal, state and local governmental and quasi-governmental authorities, and by any applicable property association to which the Building may be subject, in connection with the 1320 Building Sign. Landlord will cooperate with Tenant in obtaining such approvals, but Tenant will reimburse Landlord for Landlord’s out-of-pocket costs in connection therewith. Copies of all permits and licenses must be delivered to Landlord promptly after Tenant’s receipt thereof. Tenant’s inability or failure to obtain any such permits, approvals or licenses, or the expiration or cancellation of the same, and the resulting inability of Tenant to install or maintain the 1320 Building Sign, will not invalidate this Lease or reduce Tenant’s obligations under the Lease or this Amendment.

11.                                 If illuminated, Tenant will replace any bulbs in the 1320 Building Sign as soon as such bulb(s) stop working or materially lose intensity.

12.                                 If illuminated, Tenant will bear the costs of illuminating the 1320 Building Sign and all costs of operating and maintaining such illumination (including, without limitation, bulbs and ballasts). If any such illumination costs are

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invoiced to Landlord, such costs will become additional rent and will be due promptly upon invoice therefor from Landlord.

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Exhibit F

Tenant Estoppel Certificate

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Tenant Estoppel Certificate

To:                              Bank of America, N.A.

135 South LaSalle Street

12th Floor

Chicago, Illinois 60603

Attention:    Josh Grill

Re:                               A certain Industrial Complex Lease, dated as of July 9, 2003 (the “Original Lease”), between a predecessor in title to I & G Caribbean, Inc., a Delaware corporation (“Landlord”) and the undersigned, as Tenant, as amended and supplemented by the following: First Amendment to Industrial Complex Lease, dated as of December 9, 2004 (the “First Amendment”); Second Amendment to Industrial Complex Lease, dated as of September 25, 2006 (the “Second Amendment”); Third Amendment to Industrial Complex Lease, dated as of January 16, 2007 (the “Third Amendment”); Fourth Amendment to Industrial Complex Lease, dated as of September 18, 2007 (the “Fourth Amendment”); Fifth Amendment to Industrial Complex Lease, dated as of April 1, 2008 (the “Fifth Amendment”); and Sixth Amendment to Industrial Complex Lease, dated as of December 18, 2009 (the “Sixth Amendment”) (the Original Lease, as so amended and modified, is referred to herein as the “Lease”), pursuant to which the undersigned, as Tenant, leases from Landlord: (i) approximately 125,568 rentable square feet (the “Existing Premises”) described as 40,000 rentable square feet of space (the “Existing 1310 Premises”) in that certain building located at 1310 Chesapeake Terrace, Sunnyvale, California, and 32,576 rentable square feet of space (the “Existing 1314 Premises”) in that certain building located at 1314 Chesapeake Terrace, Sunnyvale, California (the building located at 1310 Chesapeake Terrace, Sunnyvale, California, and the building located at 1314 Chesapeake Terrace, Sunnyvale, California, are referred to collectively as the “1310-1314 Building”), and approximately 52,992 rentable square feet of space (the “1315 Premises”) in that certain building located at 1315 Chesapeake Terrace, Sunnyvale, California (the “1315 Building”); and (ii) approximately 37,765 rentable square feet (the “1320 Premises”) in that certain building located at 1320 Chesapeake Terrace, Sunnyvale, California (the “1320 Building”); the 1310-1314 Building, the 1315 Building, and the 1320 Building are referred to herein individually as a “Building” and collectively as the “Buildings”).

1.                                       The undersigned, as Tenant under the Lease, hereby certifies as follows:

(a)                                  That attached hereto as Exhibit “A” is a true, correct and complete copy of the Lease, together with all amendments thereto;

(b)                                 That the Lease is in full force and effect and has not been modified, supplemented or amended in any way except as set forth in Exhibit “A.” The interest of the undersigned in the Lease has not been assigned or encumbered;

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(c)                                  That the Lease, as amended as indicated in Exhibit “A,” represents the entire agreement between the parties as to said leasing, and that there are no other agreements, written or oral, which affect the occupancy of the Premises by the undersigned;

(d)                                 That all insurance required of the undersigned under the Lease has been provided by the undersigned and all premiums have been paid;

(e)                                  That the commencement date of the term of the Lease as to the Existing Premises was as follows: (i) Existing 1310 Premises: July 9, 2003; (ii) Existing 1314 Premises: January 1, 2005; and (iii) 1315 Premises: November 15, 1995. The commencement date of the term of the Lease as to the 1320 Premises has not yet occurred but is anticipated to occur on the 120th day after the date on which Landlord delivers to Tenant possession of the 1320 Premises, but in no event will such 120-day period begin before June 1, 2010;

(f)                                    That the expiration date of the term of the Lease is as follows, including any presently exercised option or renewal term: (i) 1310-1314 Premises: the last day of the period of 66 months commencing on the 1310-1314 Effective Date, which 1310-1314 Effective Date has not yet occurred but is anticipated to be either December 1, 2009 or January 1, 2010; (ii) 1315 Premises: the later of September 30, 2010 and the day immediately preceding the 1320 Commencement Date; and (iii) 1320 Premises: the last day of the period of 66 months commencing on the 1310-1314 Effective Date;

(g)                                 That the undersigned has no rights to renew, extend or cancel the Lease or to lease additional space in the Premises or the Building, except as expressly set forth in the Lease;

(h)                                 That in addition to the Premises, the undersigned has the right to use or rent 3.5 parking spaces per 1,000 rentable square feet in the Premises, in or near the Buildings during the term of the Lease;

(i)                                     That the undersigned has no option or preferential right to purchase all or any part of the Premises (or the land or Building of which the Premises are a part), and has no right or interest with respect to the Premises or the Building other than as Tenant under the Lease;

(j)                                     That all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied. On this date there are no existing defenses, offsets, claims or credits which the undersigned has against the enforcement of the Lease except for prepaid rent through ~~[~~December 31, 2009~~][January 31, 2010][STRIKE ONE]~~ (not to exceed one month);

(k)                                  That all contributions required by the Lease to be paid by Landlord to date for improvements to the Premises have been paid in full except for the following, which are not yet due and payable: (i) Landlord is to construct a new covered walkway bridge between and connecting the 1310-1314 Building to the 1320 Building, which covered walkway bridge is to allow access between such buildings on both floors, and is to provide an unenclosed covering over a ground floor walkway between such buildings; (ii) Landlord is to deliver possession of the 1320 Premises in the following condition: central building systems in good working condition, including the roof in watertight condition, mechanical, electrical, plumbing and roll up doors in good working condition and operable as of the date of delivery of possession; and (iii) an

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allowance in the amount of $1,324,092 ($12 x 110,341 rsf). Except as set forth above, all improvements or work required under the Lease to be made by Landlord to date, if any, have been completed to the satisfaction of the undersigned. Except as set forth above, charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the undersigned in the Building have been paid in full. The undersigned has accepted the Existing Premises, subject to no conditions other than those set forth in the Lease. Possession of the 1320 Premises has not been delivered yet, nor is such delivery yet due. The undersigned has entered into occupancy of the Existing Premises but not the 1320 Premises;

(l)                                     That the annual minimum rent currently payable under the Lease for the Existing Premises only is as follows: (1) November 2009 (already paid): $265,824 (i.e., $199,584 for 1310-1314 Premises, plus $66,240 for 1315 Premises; (2) December 2009: $66,240 (i.e., $0 for 1310-1314 Premises, plus $66,240 for 1315 Premises) (already paid but subject to partial rebate as set forth in clause 1(o) below); and (3) January 2010: $66,240 (i.e., $0 for 1310-1314 Premises, plus $66,240 for 1315 Premises); and such rent has been paid through December 31, 2009 subject to partial rebate as set forth in clause 1(o) below; annual minimum rent for the 1320 Premises has not yet commenced;

(m)                               That the annual percentage rent currently payable under the Lease is at the rate of $0 and such rent has been paid through  not applicable  ;

(n)                                 That additional rent is payable under the Lease for (i) operating, maintenance or repair expenses, and (ii) property taxes. There is no base year or “stop” for operating, maintenance or repair expenses, or for real estate taxes; there is no additional rent payable under the Lease for percentage rent or for consumer price index costs of living adjustments;

(o)                                 That the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other similar rent concession which has not already been fully applied, paid, or made except (i) as expressly set forth in the Sixth Amendment, a copy of which is attached hereto; and (ii) based on Tenant’s execution and delivery of the Sixth Amendment by December 23, 2009 and the provisions of Section 2(a) of the Sixth Amendment (which causes the 1310-1314 Effective Date (as defined therein) to be backdated to December 1, 2009 if Tenant executes and delivers the Sixth Amendment by December 23, 2009), Tenant will be deemed to have overpaid Minimum Guaranteed Rent on the 1310-1314 Premises for December 2009 and will be entitled to a refund thereof. No rents have been prepaid more than one (1) month in advance and full rental, including basic minimum rent, if any, has commenced to accrue on the Existing Premises but has not yet commenced on the 1320 Premises;

(p)                                 That there are no defaults by the undersigned or Landlord under the Lease, and no event has occurred or situation exists that would, with the passage of time, constitute a default under the Lease;

(q)                                 That the undersigned has paid to Landlord a security deposit in the amount of $24,432 (1st Amendment) plus $68,889.60 (2nd Amendment), and has delivered to Landlord a standby letter of credit in the amount of $300,000;

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(r)                                    That the undersigned has all governmental permits, licenses and consents required for the activities and operations being conducted or to be conducted by it in or around the Building; and

(s)                                  That as of this date there are no actions, whether voluntary or otherwise, pending against the undersigned or any guarantor of the Lease under the bankruptcy or insolvency laws of the United States or any state thereof.

2.                                       The undersigned represents and warrants that it has not used, generated, released, discharged, stored or disposed of any Hazardous Material on, under, in or about the Building or the land on which the Building is located, other than in the ordinary and commercially reasonable course of the business of the undersigned in compliance with all applicable laws. Except for any such legal and commercially reasonable use by the undersigned, the undersigned has no actual knowledge that any Hazardous Material is present or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about such Building or land. As used herein, “Hazardous Material” means any substance, material or waste (including petroleum and petroleum products) which is designated, classified or regulated as being “toxic” or “hazardous” or a “pollutant” or which is similarly designated, classified or regulated under any federal, state or local law or ordinance.

[Remainder of page intentionally left blank]

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3.                                       The undersigned acknowledges the right of Lender to rely upon the certifications and agreements in this Certificate in making a loan to Landlord. The undersigned hereby agrees to furnish Lender with such other and further estoppel certificates as Lender may reasonably request. The undersigned understands that in connection with such loan, Landlord’s interest in the rentals due under the Lease will be assigned to Lender pursuant to an assignment of leases by Landlord in favor of Lender. The undersigned agrees that if Lender shall notify the undersigned that a default has occurred under the documents evidencing such loan and shall demand that the undersigned pay rentals and other amounts due under the Lease to Lender, the undersigned will honor such demand notwithstanding any contrary instructions from Landlord.

EXECUTED this 21st, day of December, 2009.

Accuray Incorporated

By:	/s/ Darren J. Milliken
Name:	Darren J. Milliken
Title:	Corporate Secretary Accuray Incorporated

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